Exhibit 8.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

October 22, 2015

Gramercy Property Trust Inc.
521 Fifth Avenue, 30th Floor
New York, New York 10175

Ladies and Gentlemen:

        We have acted as counsel to Chambers Street Properties, a Maryland real estate investment trust (the "Company"), in connection with an Agreement and Plan of Merger, dated as of July 1, 2015 (the "Merger Agreement"), by and among the Company, Columbus Merger Sub, LLC, a Maryland limited liability company, and a direct or indirect wholly owned subsidiary of the Company ("Merger Sub"), and Gramercy Property Trust Inc., a Maryland corporation ("Gramercy"), as described in a Registration Statement on Form S-4, File No. 333-206871, and the related joint proxy statement/prospectus filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") on September 11, 2015 (as amended, the "Registration Statement"). As contemplated in the Merger Agreement, and unless the parties agree otherwise, Gramercy will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct wholly-owned subsidiary of CSP Operating Partnership, LP (the "Operating Partnership"), a direct wholly owned subsidiary of the Company (the "Merger").

        In rendering the opinion expressed herein, we have examined and, with your permission, relied on the following items:

          1.     the Third Amended and Restated Declaration of Trust of the Company, dated June 25, 2013, and filed June 25, 2013, with the Maryland State Department of Assessments and Taxation, as amended;

          2.     the Amended and Restated Bylaws of the Company;

          3.     a certificate of representations, dated as of the date hereof (the "Certificate of Representations"), provided to us by the Company and the Operating Partnership;

          4.     the Registration Statement;

          5.     the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership; and

          6.     such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

        In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) all representations and statements set forth in such documents are true and correct, (iv) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (v) the Company and the Operating Partnership at all times have been and will continue to be organized and operated in accordance with the method of operation described in their organizational documents, the Registration Statement and the Certificate of Representations. As of the date hereof, we are not aware of any facts inconsistent with the statements in the Registration Statement or the Certificate of Representations.

        For purposes of rendering the opinion stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations provided to us by the Company and the Operating Partnership, and that each representation contained in such Certificate of Representation that is qualified as to the best of the Company's or the Operating Partnership's knowledge or belief is accurate and complete without regard to such qualification as to the best of such entity's knowledge or belief. These representations generally relate to the organization and method of operation of the Company as a real estate investment trust (a "REIT") and the Operating Partnership as a partnership under the Internal Revenue Code of 1986, as amended (the "Code").

        Based upon, subject to, and limited by the assumptions and qualifications set forth herein and in the Registration Statement, we are of the opinion that at all times since its taxable year ended December 31, 2011, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

        The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

        The opinion set forth above represents our conclusion based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinion referred to herein. Moreover, the Company's qualification as a REIT depends upon the ability of the Company to meet, for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken, and will not undertake, to review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any single taxable year have satisfied or will satisfy the tests necessary to qualify as a REIT under the Code. In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Certificate of Representations.

        The opinion set forth in this letter is: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us solely for your benefit and may not be relied upon by any person or entity other than you without our prior written consent; provided, however, Morgan, Lewis & Bockius LLP may rely on this opinion solely to the limited extent set forth in the Merger Agreement. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP